AMATA SALE AND PURCHASE AGREEMENT

In this Sale and Purchase Agreement ("**Agreement**") Rio Tinto Mining and Exploration Limited ("**Rio Tinto**") and Norsemont Mining Inc. ("**Norsemont**") are collectively referred to as the "**Parties**". The mineral rights listed in Exhibit I ("**Property**") are exclusively held by a Rio Tinto's affiliate, the location of which is approximately shown on the map contained in Exhibit II of this Agreement. The Exhibits form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement, and any reference to this Agreement shall include the Exhibits.

The Parties hereby agree as follows:

1. SALE AND PURCHASE

1.1 Rio Tinto hereby agrees to sell and Norsemont agrees to purchase on the terms and subject to i) the conditions of this Agreement and ii) acceptance by the TSX Venture Exchange, the Assets listed below:

(i) the Property, subject to Clause 1.3 below; and

(ii) the data and information in possession of Rio Tinto in respect of the Property which, except for interpretative data, includes maps, and drill logs, summaries of data acquired, geological and drilling data, core, pulps, reports, surveys, assays, results of analyses together with geochemical and geophysical data but excluding all information proprietary to Rio Tinto (including without limitation financial and cost analyses) (the "**Studies**");

(together, the "**Assets**").

1.2 The transfer of the Studies shall not prevent Rio Tinto from using the Studies for its own activities.

1.3 Rio Tinto shall cause its affiliate to effect the transfer the Property to Norsemont's designated affiliate, upon Norsemont's instructions.

2. PRICE AND PAYMENT

2.1 The total consideration agreed and payable by Norsemont for the Property is US$ 32,000 exclusive of any amount in respect of any applicable taxes.

2.2 The total consideration agreed and payable by Norsemont for the transfer of the Studies is US$ 48,000 exclusive of any amount in respect of any applicable taxes.

2.3 The amounts specified in Clauses 2.1 and 2.2 shall be paid in immediately available funds, by electronic transfer to such account as Rio Tinto shall previously have notified to Norsemont.

2.4 Subject to Clause 3.2(a)(ii) below, upon signing of this Agreement, Rio Tinto and Rio Tinto's affiliate shall automatically be released from all obligations applicable to the Property. For the avoidance of doubt, it is Norsemont's sole responsibility to notify Rio Tinto the name of Norsemont's designated affiliate to whom the Property is to be transferred. Any delay in so doing which may affect the Property is Norsemont's sole responsibility. In any event Rio Tinto shall be entitled to retain the payment already made by Norsemont pursuant to Clause 2.1 above.

3. REPRESENTATIONS AND WARRANTIES

3.1 Rio Tinto makes the following representations and warranties to Norsemont:

(a) With respect to the Property:

(i) the thirteen mineral rights that comprise the Property confer upon its titleholder the rights to explore and exploit metallic minerals, subject to the obligation to acknowledge, abide by and comply with all pre-existing mineral rights located within its boundaries, and subject to the corresponding permits, authorizations and approvals to be applied for and granted to the titleholder, including permits, authorisations and approvals in relation to the relevant surface rights;

(ii) that all licence fees relating to the Property ("*Derechos de Vigencia*") applicable to the year ended 31 December 2004 were paid in full when due;

(b) With respect to the Studies, subject to Clause 1.2 Rio Tinto has full right, power, and authority to transfer the Studies to Norsemont free and clear of any liens, charges and encumbrances as provided for in this Agreement.

3.2 Rio Tinto makes no representation or warranty, express or implied, as to the accuracy, completeness, usefulness, or reliability of the Studies provided by Rio Tinto or any portion thereof, and Norsemont shall use the Studies at its own risk.

3.3 Norsemont represents to Rio Tinto that in acquiring the Assets, it has relied solely upon its own investigations, appraisals and estimates as to its value.

3.4 Norsemont acknowledges and agrees that Rio Tinto makes no warranty as to the accuracy of forecasts, estimates, projections, statements of intent or statements of opinion provided to Norsemont (howsoever provided) on or prior to the date of this Agreement.

4. NOTICES

4.1 All notices, payments and other required communications ("**Notices**") between the Parties shall be in writing and shall be addressed, respectively, as follows:

If to Rio Tinto:
Rio Tinto Mining and Exploration Limited
Avda. El Bosque Sur 130, piso 7°
Las Condes - Santiago, Chile
Fax: + 562 2031124
Attention : Contracts Manager

If to Norsemont:
Norsemont Mining Inc.
#402 - 750 West Pender Street,
Vancouver, B.C. V6C 2T7
Fax: + 604 669 9768
Attention: Marc E. Levy - President & CEO

4.2 All Notices shall be given (1) by personal delivery to the addressee, or (2) by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, or (3) by registered or certified mail or commercial carrier return receipt requested. All Notices shall be effective and shall be deemed delivered (1) if by personal delivery on the date of delivery if delivered during normal business hours and, if not delivered during normal business hours, on the next business day following delivery, (2) if by electronic communication on the next business day following receipt of the electronic communication, and (3) if solely by mail or commercial carrier on the next business day after actual receipt. A party may change its address from time to time by Notice in writing to the other party.

5. GOVERNING LAW AND JURISDICTION

Except for the transfer of the Property, which shall be construed in accordance with the laws of Peru, this Agreement is governed by, and shall be construed in accordance with the laws of England.

6. SEVERABILITY

If any provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the Parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

7. MISCELLANEOUS

7.1 The Parties further agree that:

(a) This Agreement and the formalisation of the transfer of the Property in favour of Norsemont's affiliate, constitute the entire and only agreement and understanding of the Parties hereto with respect to the sale and purchase of the Assets to the exclusion of any terms implied by law which may be excluded by contract and supercede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

(b) No amendment of this Agreement shall be valid or of any force unless reduced to writing and signed by authorised representatives of the Parties.

(c) Norsemont shall provide Rio Tinto with a reasonable opportunity (not less than 48 hours) to review, and at Rio Tinto's discretion to provide comments on any public announcement concerning the acquisition of the Property, provided that nothing in this Agreement shall restrict or prevent Norsemont from making any announcement in the time and manner it is required by law to make and in accordance with this Agreement.

(d) All notarial and registration fees payable in connection with the formalisation of the sale or purchase of the Property in favour of Norsemont's designated affiliate shall be paid by Norsemont.

(e) Except as required by law, the parties shall keep secret and confidential the terms of this Agreement.

7.2 This Agreement is executed in two (2) counterparts, each duly signed by the Parties. Each counterpart shall be deemed an original.

IN WITNESS WHEREOF the authorised representatives of the Parties hereto have signed this Agreement as of the 5th day of September, 2005.

RIO TINTO MINING AND EXPLORATION LIMITED

By :

Name : Julian Bavin

Title : Director

NORSEMONT MINING INC.

By

Name : Marc E. Levy

Title : President and CEO

EXHIBIT I

Mineral Rights comprising the "Property"

[redacted]

1	Amate 1	010084601	RJ N° 1288-01-INACC/J 30 October 2001	1000
2	Amate 2	010084301	RJ N° 1309-01-INACC/J 7 November 2001	1000
3	Amate 3	010084401	RJ N° 1272-01-INACC/J 30 October 2001	1000
4	Amate 4	010084501	RJ N° 1281-01-INACC/J 30 October 2001	800
5	Amate 5	010203102	RJ N° 0535-2003-INACC/J 6 March 2003	800
6	Amate 6	010203202	RJ N° 0508-2003-INACC/J 4 March 2003	800
7	Amate 7	010203302	RJ N° 0437-2003-INACC/J 20 February 2003	900
8	Amate 8	010203402	RJ N° 0553-2003-INACC/J 6 March 2003	300
9	Amate 9	010203502	RJ N° 0414-2003-INACC/J 20 February 2003	900
10	Amate 10	010092903	RJ N° 01605-20003-INACC/J 19 June 2003	500
11	Amate 11	010092803	RJ N° 01592-2003-INACC/J 19 June 2003	1000
12	Amate 12	010093103	RJ N° 01593-2003-INACC/J 19 June 2003	600
13	Amate 13	010093003	RJ N° 01596-2003-INACC/J 19 June 2003	700

(*) Information contained in the Mining Roster ("*Padrón Minero*") to 31 December 2004.

EXHIBIT II

Map of the Property

AMATA PROJECT


AMATE 13
AMATE 10
AMATE 7
AMATE 2
AMATE 11
AMATE 3
AMATE 4
Projection: PSAD56